Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Contingent-Return Optimization Securities with Daily Close Monitoring linked to the S&P 500® Index due July 7, 2014	$5,150,000	$702.46

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated June 28, 2013)

UBS AG $5,150,000 Contingent-Return Optimization Securities with Daily Close Monitoring

Linked to the S&P 500® Index due July 7, 2014

Investment Description

UBS AG Contingent-Return Optimization Securities with Daily Close Monitoring (the ‘‘Securities’’) are unsubordinated, unsecured debt securities issued by UBS AG (‘‘UBS’’) linked to the performance of the S&P 500® Index (the “underlying index”). The return on the Securities at maturity is based on the index return of the underlying index and on whether the closing level of the underlying index is below the trigger level on any trading day during the observation period beginning on the trade date and ending on, and including, the final valuation date. If the closing level of the underlying index does not fall below the trigger level on any trading day during the observation period, UBS will repay your principal amount at maturity plus pay a return equal to the greater of the 2% contingent return and the index return, up to a maximum gain of 16.00%. However, if the closing level of the underlying index is below the trigger level on any trading day during the observation period, you will lose the contingent return feature and we will pay you at maturity a return on your Securities equal to the lesser of the index return and the maximum gain. In this case, the contingent return will be lost, you will have full downside exposure to any negative index return and you will participate in any positive index return up to the maximum gain. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose some or all of your principal amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑

Contingent Return With Participation in the Positive Performance of the Underlying Index Up to the Maximum Gain: As long as the closing level of the underlying index does not close below the trigger level on any trading day during the observation period, at maturity, UBS will pay you the principal amount of the Securities plus a minimum return of 2%. The Securities also provide for the participation in any positive performance of the underlying index above the 2% contingent return up to a maximum gain of 16.00%.

❑

Loss of Contingent Return Feature With Participation in the Positive Performance of the Underlying Index Up to the Maximum Gain: If the closing level of the underlying index is below the trigger level on any trading day during the observation period, you will lose the contingent return of 2% and will be fully exposed to any negative performance of the underlying index. The Securities also provide for the participation in any positive performance of the underlying index up to the maximum gain.

❑

Contingent Repayment of Principal: The contingent return feature also provides for the contingent repayment of your principal at maturity. If you hold the Securities to maturity and the closing level of the underlying index does not fall below the trigger level during any trading day during the observation period, UBS will pay you at least your principal amount plus the contingent return.

Key Dates

Trade Date	June 28, 2013
Settlement Date	July 3, 2013
Final Valuation Date*	June 30, 2014
Maturity Date*	July 7, 2014

*	Subject to postponement in the event of a market disruption event as described in the Contingent-Return Optimization Securities with Daily Close Monitoring product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 5 AND UNDER ‘‘RISK FACTORS’’ BEGINNING ON PAGE PS-17 OF THE CONTINGENT-RETURN OPTIMIZATION SECURITIES WITH DAILY CLOSE MONITORING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

These terms relate to Contingent-Return Optimization Securities with Daily Close Monitoring linked to the S&P 500® Index. The return on the Securities is subject to, and will not exceed, the “maximum gain” or the corresponding “maximum payment at maturity per Security”. The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10.00 per Security, and integral multiples of $10.00 in excess thereof.

Underlying Index	Contingent Return	Maximum Gain	Maximum Payment at Maturity per Security	Initial Index Level	Trigger Level	CUSIP	ISIN
S&P 500® Index	2%	16.00%	$11.60	1606.28	1,285.02, which is 80% of the Initial Index Level	90271L254	US90271L2549

The estimated initial value of the Securities as of the trade date is $9.885 for Securities linked to the performance of the S&P 500® Index. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date of this pricing supplement by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks —Limited or no secondary market and secondary market price considerations” on pages 6 and 7 of this pricing supplement.

See ‘‘Additional Information about UBS and the Securities’’ on page 2. The Securities have the terms specified in the Contingent-Return Optimization Securities with Daily Close Monitoring product supplement relating to the Securities, dated June 28, 2013, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, the Contingent-Return Optimization Securities with Daily Close Monitoring product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

	Issue Price to Public	Underwriting Discount	Proceeds to UBS AG
Per Security	$10.00	$0.05	$9.95
Total	$5,150,000.00	$25,750.00	$5,124,250.00

UBS Financial Services Inc. Pricing Supplement dated June 28, 2013	UBS Investment Bank

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities and an index supplement for various securities we may offer, including the Securities), with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you the prospectus and the Contingent-Return Optimization Securities with Daily Close Monitoring product supplement if you so request by calling toll-free 877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Product Supplement for Contingent-Return Optimization Securities with Daily Close Monitoring dated June 28, 2013: http://www.sec.gov/Archives/edgar/data/1114446/000119312513277301/d561663d424b2.htm

♦	Index Supplement dated January 24, 2012: http://www.sec.gov/Archives/edgar/data/1114446/000119312512021889/d287369d424b2.htm

♦	Prospectus dated January 11, 2012: http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to ‘‘UBS,’’ ‘‘we,’’ ‘‘our’’ and ‘‘us’’ refer only to UBS AG and not to its consolidated subsidiaries. In this pricing supplement, ‘‘Securities’’ refer to the Contingent-Return Optimization Securities with Daily Close Monitoring that are offered hereby, unless the context otherwise requires. Also, references to the ‘‘Contingent-Return Optimization Securities with Daily Close Monitoring product supplement’’ mean the UBS product supplement, dated June 28, 2013, references to the “index supplement’’ mean the UBS index supplement, dated January 24, 2012 and references to ‘‘accompanying prospectus’’ mean the UBS prospectus titled ‘‘Debt Securities and Warrants,’’ dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦

You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying index or its constituents.

♦	You believe the underlying index will appreciate over the term of the Securities and that the appreciation is unlikely to exceed an amount equal to the maximum gain of 16.00%.

♦	You understand and accept that your potential return is limited to the maximum gain and you would be willing to invest in the Securities based on the maximum gain indicated on the cover of 16.00%.

♦	You believe the closing level of the underlying index is not likely to fall below the trigger level on any trading day during the observation period.

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.

♦	You do not seek current income from your investment and are willing to forgo any dividends paid on the stocks included in the index.

♦	You are willing to hold the Securities to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Securities.

♦

You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦

You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to guarantee a full return of principal at maturity.

♦

You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that may have the same downside market risk as the underlying index or its constituents.

♦

You believe that the level of the underlying index will decline during the term of the Securities and is likely to close below the trigger level on any trading day during the observation period, or you believe the underlying index will appreciate over the term of the Securities by more than the maximum gain of 16.00%.

♦	You seek an investment that has unlimited return potential without a cap on appreciation.

♦	You would be unwilling to invest in the Securities based on the maximum gain of 16.00%.

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying index.

♦	You seek current income from this investment or prefer to receive the dividends paid on the stocks included in the index

♦	You are unable or unwilling to hold the Securities to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks’’ beginning on page 5 of this pricing supplement and the more detailed “Risk Factors’’ beginning on PS-17 of the Contingent-Return Optimization Securities with Daily Close Monitoring product supplement for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG, London Branch
Principal Amount	$10.00 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 12 months.
Underlying Index	S&P 500® Index
Contingent Return	2%
Maximum Gain	16.00%.
Payment at Maturity (per Security)

If the closing level of the underlying index does not fall below the trigger level on any trading day during the observation period, UBS will pay you an amount in cash equal to:

$10 + ($10 × the greater of: (a) the contingent return and (b) the index return, subject to the maximum gain)

If the closing level of the underlying index falls below the trigger level on any trading day during the observation period, UBS will pay you an amount in cash equal to:

$10 + ($10 x the lesser of (a) the index return and (b) the maximum gain)

If the closing level of the underlying index falls below the trigger level on any trading day during the observation period, the contingent return feature is lost, and your principal amount is fully exposed to any decline in the underlying index. As a result, you may lose some or all of your principal amount at maturity. In addition, any participation in a positive index return will be capped by the maximum gain.

Index Return	Final Index Level – Initial Index Level Initial Index Level
Initial Index Level	1606.28, which is the closing level of the underlying index on the trade date.
Final Index Level	The closing level of the underlying index on the final valuation date.
Trigger Level	1285.02, which is 80% of the initial index level.
Observation Period	The period starting on the trade date and ending on, and including, the final valuation date.

Investment Timeline

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the ‘‘Risk Factors’’ section of the Contingent-Return Optimization Securities with Daily Close Monitoring product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

♦

Risk of loss — The Securities differ from ordinary debt securities in that the issuer will not necessarily repay the full principal amount of the Securities. The return on your Securities depends on (i) whether the closing level of the underlying index is below the trigger level on any trading day during the observation period and (ii) the index return. If the closing level of the underlying index falls below the trigger level on any trading day during the observation period (including the final valuation date), the contingent return will be lost, you will be fully exposed to any negative performance of the underlying index as of the final valuation date and you may lose some or all of your principal in an amount proportionate to any decline in the level of the underlying index from the trade date to the final valuation date.

♦

You will not be entitled to any contingent return if the closing level of the underlying index falls below the trigger level on any trading day during the observation period — The Securities are subject to daily index closing level monitoring. As a result, if the closing level of the underlying index on any trading day during the observation period (including the final valuation date) is below the trigger level, you will not be entitled to receive the contingent return of 2% on the Securities and you will be fully exposed at maturity to any depreciation in the underlying index. Under these circumstances, if the final index level is below the initial index level, you will lose 1% of the principal amount of your investment for every 1% decrease in the final index level as compared to the initial index level. You will be subject to this potential loss of principal even if the underlying index subsequently increases such that the price of the underlying index is greater than the trigger level. Under these circumstances, you may lose some or all of your investment at maturity and you will be fully exposed to any depreciation in the level of the underlying index.

♦

The 2% contingent return and the contingent repayment of your principal only apply if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the return you realize may not reflect the full economic value of the contingent return or the Securities themselves, and may be less than the return of the underlying index at the time of sale even if such return is positive and does not exceed the maximum gain, or negative and the closing level of the underlying index has not fallen below the trigger level. You can only receive the full benefit of the contingent return, contingent repayment of principal and earn the potential maximum gain from UBS if you hold the Securities to maturity.

♦

Your growth potential is limited — The Securities do not offer full participation in any positive appreciation of the underlying index. The Securities allow for participation in any positive index return that exceeds the contingent return only up to the predetermined maximum gain of 16.00%. In no event will the return on your Securities be greater than the maximum gain. Since the maximum payment amount on the Securities is capped, you will not benefit from a positive index return in excess of an amount equal to the predetermined maximum gain. As a result, the return on an investment in the Securities may be below the return on a hypothetical direct investment in the underlying index or index constituent stocks. In addition, if the closing level of the underlying index falls below the trigger level on any day during the observation period, any participation in any positive index return will be capped by the maximum gain.

♦	No interest payments — UBS will not pay any interest with respect to the Securities.

♦

Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Securities and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦

Potential credit rating downgrade — According to public news sources, at least one nationally recognized statistical rating agency intends to reduce credit ratings of many financial institutions, including UBS. These potential reductions, which follow downgrades by other nationally recognized statistical rating agencies may adversely affect our economic prospects and therefore our ability to repay the Securities. In addition, any potential reductions in our credit ratings may adversely affect the market value of the Securities.

♦

Market risk — The return on the Securities is directly linked to the performance of the underlying index and indirectly linked to the value of the stocks comprising the underlying index (“index constituent stocks”), and will depend on whether, and the extent to which, the index return is positive. The levels of the underlying index can rise or fall sharply due to factors specific to the index constituent stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You may lose some or all of your principal amount if the index return is negative.

♦	Fair value considerations.

♦

The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the price, volatility and expected dividends on the index constituent stocks, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.

♦

The estimated initial value is a theoretical price; the actual price that you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

♦	Limited or no secondary market and secondary market price considerations.

♦

There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates may make a market in each offering of the Securities, although they are not required to do so and may stop making a market at any time. If you are able to sell your Securities prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦

The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Market (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦

Price of Securities prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the underlying index; the volatility of the underlying index; the dividend rate paid on the index constituent stocks; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Securities.

♦

Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

♦

Owning the Securities is not the same as owning the index constituent stocks — Owning the Securities is not the same as owning the index constituent stocks. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the index constituent stocks would have.

♦

No assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying index will rise or fall. There can be no assurance that the level of the underlying index will rise above the initial index level or that the closing level of the underlying index will not fall below the trigger level on any trading day during the observation period. The index closing levels, including the final index level will be influenced by complex and interrelated political, economic, financial and other factors that affect the index constituent stocks. You should be willing to accept the risks of owning equities in general and the index constituent stocks in particular, and the risk of losing some or all of your initial investment.

♦

The underlying index reflects price return, not total return — The return on your Securities is based on the performance of the underlying index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a ‘‘total return’’ index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your Securities will not include such a total return feature or dividend component.

♦

Changes affecting the underlying index — The policies of Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, sponsor of the underlying index (the ‘‘index sponsor’’), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the level of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the level of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the value of the Securities.

♦

UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the offering of the Securities in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.

♦

Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the index constituent stocks and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying index may adversely affect the performance and, therefore, the market value of the Securities.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the index constituent stocks or trading activities related to the underlying index or any index constituent stocks, which may present a conflict between the interests of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the index return and the payment at maturity of the Securities based on the closing level of the underlying index on the final valuation date. The calculation agent can postpone the determination of the underlying return or the maturity date if a market disruption event occurs and is continuing on the final valuation date. As UBS determines the economic terms of the Securities, including the contingent return and trigger level, and such terms include hedging costs, issuance costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying index to which the Securities are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Securities. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay total underwriting compensation of $0.05 per Security to any of our affiliates acting as agents or dealers in connection with the distribution of the Securities. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See ‘‘What Are the Tax Consequences of the Securities’’ beginning on page 11.

Hypothetical Examples and Return Table of the Securities at Maturity

The examples and table below illustrate the Payment at Maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:*

Term:	Approximately 12 months
Principal Amount:	$10 per Security
Initial Index Level:	1606.28
Trigger Level:	1285.02 (80% of the initial index level)
Contingent Return:	2%
Maximum Gain:	16%
Range of Index Performance:	100% to -100%

*	The examples are provided for illustrative purposes only and are purely hypothetical. The numbers in the examples have been rounded for ease of analysis.

Scenario #1: The Closing level of the Underlying Index never falls below the Trigger Level of 1285.02 during the Observation Period.

Example 1: The underlying index increases from an initial index level of 1606.28 to a final index level of 2570.05 (a 60% index return).

Because the closing level of the underlying index never fell below the trigger level on any trading day during the observation period, UBS will pay the investor at maturity the principal amount of each Security plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the greater of (a) the contingent return and (b) the index return, subject to the maximum gain.

Because the index return of 60% is greater than the contingent return of 2% and the maximum gain of 16%, at maturity, UBS will pay the investor a cash payment per Security equal to:

principal amount + (principal amount × maximum gain) = $10 + ($10 × 16%) = $11.60

Investor would receive $11.60 at maturity for each Security for a total return on the Securities equal to the maximum gain of 16%.

Example 2: The underlying index increases from an initial index level of 1606.28 to a final index level of 1799.03 (a 12% index return).

Because the closing level of the underlying index never fell below the trigger level on any trading day during the observation period, UBS will pay the investor at maturity the principal amount of each Security plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the greater of (a) the contingent return and (b) the index return, subject to the maximum gain.

Because the index return of 12% is greater than the contingent return of 2% and less than the maximum gain of 16%, at maturity, UBS will pay the investor a cash payment per Security equal to:

principal amount + (principal amount × index return) = $10 + ($10 × 12%)= $11.20

Investor would receive $11.20 at maturity for each Security for a total return on the Securities equal to the index return of 12%.

Example 3: The underlying index decreases from an initial index level of 1606.28 to a final index level of 1365.34 (a -15% index return).

Even though the underlying index has declined, because the closing level of the underlying index never fell below the trigger level on any trading day during the observation period, UBS will pay the investor at maturity the principal amount of each Security plus an additional payment equal to the product of (i) the principal amount multiplied by (ii) the greater of (a) the contingent return and (b) the index return, subject to the maximum gain.

Because the index return of -15% is less than the contingent return of 2%, at maturity, UBS will pay the investor a cash payment per Security equal to:

principal amount + (principal amount × contingent return) = $10 + ($10 × 2%)= $10.20

Investor would receive $10.20 at maturity for each Security for a total return on the Securities equal to the contingent return of 2%.

Scenario #2: The Closing level of the Underlying Index falls below the Trigger Level of 1285.02 during the Observation Period.

In this scenario, the contingent return feature of the hypothetical Securities is lost, your principal is fully exposed to any negative index return, and your participation in any positive index return is capped by the maximum gain.

Example 1: The underlying index increases from an initial index level of 1606.28 to a final index level of 2570.05 (a 60% index return).

Because the closing level of the underlying index fell below the trigger level on a trading day during the observation period, UBS will pay the investor at maturity a payment equal to the principal amount plus the product of (i) the principal amount multiplied by (ii) the lesser of (a) the index return and (b) the maximum gain.

Because the index return of 60% is greater than the maximum gain of 16%, at maturity, UBS will pay the investor a cash payment per Security equal to:

principal amount + (principal amount × maximum gain) = $10 + ($10 × 16%) = $11.60

Investor would receive $11.60 at maturity for each Security for a total return on the Securities equal to the maximum gain of 16%.

Example 2: The underlying index decreases from an initial index level of 1606.28 to a final index level of 1365.34 (a -15% index return).

Because the closing level of the underlying index fell below the trigger level on a trading day during the observation period, UBS will pay the investor at maturity a payment equal to the principal amount plus the product of (i) the principal amount multiplied by (ii) the lesser of (a) the index return and (b) the maximum gain.

Because the index return of -15% is less than the maximum gain of 16%, at maturity, UBS will pay the investor a cash payment per Security equal to:

principal amount + (principal amount × index return) = $10 + ($10 × -15%)= $8.50

Investor would receive $8.50 at maturity for each Security for a total loss on the Securities equal to the index return of -15%.

If the closing level of the underlying index is below the trigger level on any trading day during the observation period, UBS will not pay you the contingent return and your principal will be fully exposed to any decline in the underlying index resulting in a loss on your investment that is proportionate to the negative index return. As a result, you may lose some or all of your principal at maturity.

		Payment and Return at Maturity
Underlying Index		Scenario 1: The closing level of the underlying index does not fall below the trigger level on any trading day during the observation period.		Scenario 2: The closing level of the underlying index falls below the trigger level on a trading day during the observation period.
Final Index Level	Index Return(1)	Payment at Maturity	Security Total Return at Maturity	Payment at Maturity	Security Total Return at Maturity
3212.56	100.00%	$11.60	16.00%	$11.60	16.00%
3051.93	90.00%	$11.60	16.00%	$11.60	16.00%
2891.30	80.00%	$11.60	16.00%	$11.60	16.00%
2730.68	70.00%	$11.60	16.00%	$11.60	16.00%
2570.05	60.00%	$11.60	16.00%	$11.60	16.00%
2409.42	50.00%	$11.60	16.00%	$11.60	16.00%
2248.79	40.00%	$11.60	16.00%	$11.60	16.00%
2168.48	35.00%	$11.60	16.00%	$11.60	16.00%
2088.16	30.00%	$11.60	16.00%	$11.60	16.00%
2007.85	25.00%	$11.60	16.00%	$11.60	16.00%
1927.54	20.00%	$11.60	16.00%	$11.60	16.00%
1863.28	16.00%	$11.60	16.00%	$11.60	16.00%
1686.59	5.00%	$10.50	5.00%	$10.50	5.00%
1638.41	2.00%	$10.20	2.00%	$10.20	2.00%
1606.28	0.00%	$10.20	2.00%	$10.00	0.00%
1525.97	-5.00%	$10.20	2.00%	$9.50	-5.00%
1445.65	-10.00%	$10.20	2.00%	$9.00	-10.00%
1365.34	-15.00%	$10.20	2.00%	$8.50	-15.00%
1285.02	-20.00%	$10.20	2.00%	$8.00	-20.00%
1204.71	-25.00%	N/A	N/A	$7.50	-25.00%
1124.40	-30.00%	N/A	N/A	$7.00	-30.00%
963.77	-40.00%	N/A	N/A	$6.00	-40.00%
803.14	-50.00%	N/A	N/A	$5.00	-50.00%
642.51	-60.00%	N/A	N/A	$4.00	-60.00%
481.88	-70.00%	N/A	N/A	$3.00	-70.00%
321.26	-80.00%	N/A	N/A	$2.00	-80.00%
160.63	-90.00%	N/A	N/A	$1.00	-90.00%
0.00	-100.00%	N/A	N/A	$0.00	-100.00%

(1)	The index return excludes any cash dividend payments.

S&P 500® Index

We have derived all information contained in this pricing supplement regarding the S&P 500® Index, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”). UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Index. S&P has no obligation to continue to publish the S&P 500® Index, and may discontinue publication of the S&P 500® Index at any time. The S&P 500® Index is determined, comprised and calculated by S&P without regard to the Securities.

The S&P 500® Index is published by S&P. As discussed more fully in the index supplement under the heading ‘‘Underlying Indices and Underlying Index Publishers – S&P 500® Index’’, the S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of the S&P 500® Index is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Ten main groups of companies comprise the S&P 500® Index, with the number of companies included in each group as of March 28, 2013 indicated below: Consumer Discretionary (82); Consumer Staples (42); Energy (43); Financials (81); Health Care (53); Industrials (60); Information Technology (70); Materials (30); Telecommunications Services (8) and Utilities (31).

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the S&P 500® Index.

Historical Information

The following table sets forth the quarterly high and low closing level for the S&P 500® Index, based on the daily closing level as reported by Bloomberg Professional® Service (“Bloomberg”), without independent verification. UBS has not conducted any independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of the S&P 500® Index on June 28, 2013 was 1,606.28. Past performance of the underlying index is not indicative of the future performance of the underlying index.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2009	3/31/2009	934.70	676.53	797.87
4/1/2009	6/30/2009	946.21	811.08	919.32
7/1/2009	9/30/2009	1071.66	879.13	1057.08
10/1/2009	12/31/2009	1127.78	1025.21	1115.10
1/4/2010	3/31/2010	1174.17	1056.74	1169.43
4/1/2010	6/30/2010	1217.28	1030.71	1030.71
7/1/2010	9/30/2010	1148.67	1022.58	1141.20
10/1/2010	12/31/2010	1259.78	1137.03	1257.64
1/3/2011	3/31/2011	1343.01	1256.88	1325.83
4/1/2011	6/30/2011	1363.61	1265.42	1320.64
7/1/2011	9/30/2011	1353.22	1119.46	1131.42
10/3/2011	12/30/2011	1285.09	1099.23	1257.60
1/3/2012	3/30/2012	1416.51	1277.06	1408.47
4/2/2012	6/30/2012	1419.04	1278.04	1362.16
7/2/2012	9/28/2012	1465.77	1334.76	1440.67
10/1/2012	12/31/2012	1461.40	1353.33	1426.19
1/2/2013	3/28/2013	1569.19	1457.15	1569.19
4/1/2013	6/28/2013	1669.16	1541.61	1606.28

The graph below illustrates the performance of the underlying index from January 3, 2000 through June 28, 2013, based on information from Bloomberg. The dotted line represents the trigger level of 1,285.02, which is equal to 80% of the closing level of the underlying index on June 28, 2013. Past performance of the underlying index is not indicative of the future performance of the underlying index.

220

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-37 of the Contingent-Return Optimization Securities with Daily Close Monitoring product supplement and discuss the tax consequences of your particular situation with your tax advisor.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the underlying index. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Securities, which should be long-term if you hold your Securities for more than one year, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under ‘‘Supplemental U.S. Tax Considerations — Alternative Treatments’’ on page PS-37 of the product supplement.

The Internal Revenue Service, for example, might assert that you should be required to recognize taxable gain on any rebalancing or rollover of the underlying index. Further, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Securities should end on the date on which the amount you are entitled to receive upon redemption or maturity of your Securities, even though you will not receive any amounts from the Issuer in respect of your Securities prior to the redemption or maturity of your Securities. In such case, you may be treated as having a holding period in respect of your Securities prior to the redemption or maturity of your Securities, and you may be treated as realizing short-term capital gain or loss upon the redemption of your Securities even if you received cash at a time that is more than one year after the beginning of your holding period.

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules’’ of Section 1260 of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’) should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-37 of the Contingent-Return Optimization Securities with Daily Close Monitoring product supplement, unless and until such time as the Treasury Department and the Internal Revenue Service determine that some other treatment is more appropriate.

Medicare Tax on Net Investment Income. Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their ‘‘net investment income,’’ which may include any gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals (and to the extent provided in future regulations, entities) that own ‘‘specified foreign financial assets’’ may be required to file information with respect to such assets with their income tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Securities.

Non-United States Holders. If you are not a United States holder, subject to Section 871(m) and “FATCA” (discussed below) you should generally not be subject to United States withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your foreign status (by providing a fully completed and duly executed applicable Internal Revenue Service Form W-8). Gain from the sale or exchange of a Security or settlement at maturity generally should not be subject to U.S. tax unless such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States or unless the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such sale, exchange or settlement and certain other conditions are satisfied.

Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Securities, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the Securities on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Securities in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest of dividends) and “pass-thru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final Treasury regulations published in the Federal Register on January 28, 2013, the withholding and reporting requirements will generally apply to certain withholdable payments made after December 31, 2013, certain gross proceeds on sale or disposition occurring after December 31, 2016, and certain pass-thru payments made after December 31, 2016. This withholding tax would not be imposed on withholdable payments pursuant to obligations that are outstanding on January 1, 2014 (and are not materially modified after December 31, 2013) or to pass-thru payments pursuant to obligations that are outstanding six months after final regulations regarding such payments become effective (and such obligations are not subsequently modified in a material manner). If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on regulations and interim guidance. Investors should consult their own advisers about the application of FATCA, in particular, if they may be classified as financial institutions under the FATCA rules.

Proposed Legislation

The House Ways and Means Committee has released in draft form certain proposed legislation relating to financial instruments. If enacted, the effect of this legislation generally would be to require instruments such as the Securities to be marked to market on an annual basis with the all gains and losses to be treated as ordinary, subject to certain exceptions. You are urged to consult your tax adviser regarding the draft legislation and its possible impact on you.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE SECURITIES.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the ‘‘Agents,’’ and the Agents have agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Securities.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 2 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” on pages 6 and 7 of this pricing supplement.

Structured Product Categorization

To help investors identify appropriate Structured Products (‘‘Structured Products’’), UBS organizes its Structured Products into four categories: Protection Strategies, Optimization Strategies, Performance Strategies and Leverage Strategies. The Securities are classified by UBS as an Optimization Strategy for this purpose. The description below is intended to describe generally the four categories of Structured Products and the types of principal repayment features that may be offered on those products. This description should not be relied upon as a description of any particular Structured Product.

♦

Protection Strategies are structured to complement and provide the potential to outperform traditional fixed income instruments. These Structured Products are generally designed for investors with low to moderate risk tolerances.

♦

Optimization Strategies provide the opportunity to enhance market returns or yields and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦

Performance Strategies provide efficient access to markets and can be structured with full downside market exposure or with buffered or contingent downside market exposure. These structured products are generally designed for investors who can tolerate downside market risk.

♦	Leverage Strategies provide leveraged exposure to the performance of an underlying asset. These Structured Products are generally designed for investors with high risk tolerances.

In order to benefit from any type of principal repayment feature, investors must hold the Securities to maturity.

Classification of Structured Products into categories is for informational purposes only and is not intended to guarantee particular results or performance.